EXHIBIT 10.8.2
ADDENDUM TO EMPLOYMENT AGREEMENT
     This Addendum to Employment Agreement (“Addendum”) dated this 12th day of February, 2009 is between The Kansas City Southern Railway Company, a Missouri corporation (“KCSR” or the “Company”), Kansas City Southern, a Delaware corporation (“KCS”) and Patrick J. Ottensmeyer, an individual (“Executive”) (collectively, the “Parties”)).
     WHEREAS, Executive and KCS previously entered into an Employment Agreement executed June 7, 2006, and an Amendment No. 1 to Employment Agreement executed July 26, 2007 (the “Agreement”), which Agreement sets forth the terms and conditions of Executive’s employment; and
     WHEREAS, KCS desires to assign the Agreement to KCSR such that from and after the execution of this Addendum, the Agreement as modified by this Addendum will be between KCSR as the employer and Executive, and KCSR and Executive desire to consent to this assignment; and
     WHEREAS, the Parties desire to amend the Agreement in part for purposes of compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and guidance issued thereunder and in certain other respects.
     NOW, THEREFORE, the Parties hereby agree to the following amendments to the Agreement effective January 1, 2009:
     1. Paragraph 1 of the Agreement is deleted and replaced with the following paragraph:
     Employment. The Company employs Executive as its Executive Vice President Sales & Marketing. Executive serves at the pleasure of the Board of Directors of the Company (the “Company Board”) and has and will have such titles, duties, powers and responsibilities as may be prescribed or delegated from time to time by the President of the Company, or other officer to whom Executive reports, subject to the powers vested in the Company Board. Executive shall faithfully perform Executive’s duties under this Agreement to the best of Executive’s ability and Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company and its subsidiaries, affiliates and joint ventures.
     2. Paragraph 4(a) (“Termination by Executive”) of the Agreement is hereby amended by the addition of the following new phrase at the end thereof:
provided, however, that the Company’s obligation to pay severance benefits shall be subject to Paragraph 7(f) (“Resignation After Control Change Date”), including, but not limited to, the notice provisions set forth therein.
     3. The first two sentences of subparagraph (ii) of Paragraph 4(d) (“Termination by KCS Other Than For Cause”) of the Agreement are hereby deleted and replaced with the following new sentences:

          (ii) Unless the provisions of Paragraph 7 (“Continuation of Employment Upon Change in Control”) of this Agreement are applicable, if Executive’s employment is terminated under Paragraph 4(d)(i) then, subject to Executive’s execution of the release referenced in Paragraph 4(d)(i), (1) the Company shall, within seventy-five (75) days following such termination, pay to Executive a lump sum amount equal to twelve (12) months of the annual base salary referenced in Paragraph 2(a), at the rate in effect immediately prior to termination; provided that, in the event the release referenced in Paragraph 4(d)(i) above is not timely executed by Executive so as to permit payment under this clause, the Company shall have no obligation to make payment under this clause; (2) the Company shall, if Executive elects continued group health coverage for himself and his eligible dependents pursuant to COBRA, pay the related premium for such coverage for a period of twelve (12) months following such termination; and (3) the Company shall, for a period of twelve (12) months following such termination, reimburse Executive for the cost of life insurance coverage comparable to the coverage provided under this Agreement. The obligations of the Company under (2) and (3) above shall continue until the end of the twelve (12)-month period notwithstanding the death or disability of Executive during said period (except, in the event of death, the obligation to reimburse Executive for the cost of life insurance shall not continue); provided, however, the Company’s obligation under (2) and (3) above shall terminate as of the date Executive is provided comparable life or health insurance coverage in connection with other employment if earlier than the end of the twelve (12)-month period.
     4. Paragraph 7(c) (“Payment”) is hereby deleted in its entirety.
     5. Paragraph 7(f) is hereby deleted and replaced with the following new Paragraph 7(f):
          (f) Resignation After Control Change Date. In the event of a Change in Control as defined in Paragraph 7(d), thereafter, upon good reason (as defined below), Executive may, at any time during the three (3)-year period following the Change in Control, in his sole discretion, resign his employment with the Company only if: (1) Executive provides written notice to the Secretary of the Company within ninety (90) days after the initial occurrence of a good reason event describing in detail the event and stating that Executive’s employment will terminate upon a specified date in such notice (the “Good Reason Termination Date”), which date is not earlier than thirty (30) days after the date such notice is provided to the Company (the “Notice Delivery Date”) and not later than ninety (90) days after the Notice Delivery Date, and (2) the Company does not remedy the event prior to the Good Reason Termination Date. Within five (5) days after the Good Reason Termination Date, the Company shall pay to Executive his full Base Salary through such Good Reason Termination Date, to the extent not theretofore paid, plus a lump sum amount equal to the Special Severance Payment (computed as provided in the first sentence of Paragraph 7(e), except that for purposes of such computation all references to “Termination” shall be deemed to be references to “Good Reason Termination Date”). Upon the Good Reason Termination Date of Executive, Specified Benefits to which Executive was entitled immediately prior to the Good Reason Termination Date shall continue or be reimbursed on the same terms and conditions as provided in Paragraph 7(e) in the case of Termination (including equivalent payments provided for therein) and Post-Period Benefits shall be provided on the same terms and conditions as provided in Paragraph 7(e) in the case of Termination. For purposes of this Agreement, Executive shall have “good reason” if there occurs without his consent:
          (i) the assignment to the Executive of any duties inconsistent in any adverse respect with the Executive’s position (including offices, titles, reporting requirements or responsibilities), authority or duties as contemplated by Section 7(a)(i), or any other action by the Company which results in a diminution or other material adverse change in such position, authority or duties;
          (ii) any failure by the Company to comply with any of the provisions of Paragraph 7;
          (iii) a material change in the geographic location at which the Executive must perform his services under this Agreement from the location described in Section 7(a)(ii);
          (iv) a material diminution in Executive’s base compensation; and
          (v) any other action or inaction by the Company which constitutes a material breach of this Agreement.
     Provided, however, that Paragraph 7(f) of Executive’s Employment Agreement dated June 7, 2006, shall continue for the sole purpose of determining Executive’s entitlement to Post-Period Benefits, as if such paragraph had not been deleted.
     6. The following new Paragraph 17 is added to the Agreement:
          17. Restrictive Covenants.
          (a) Executive agrees that for a period of time beginning upon Executive’s termination of employment from the Company (the “Termination Date”) and continuing for a period of one (1) year, Executive shall not:
          (i) directly or indirectly, either individually or as a principal, partner, agent, employee, employer, consultant, stockholder, member, partner, joint venturer, or investor, or as a director, manager or officer of any corporation or association, or in any other manner or capacity whatsoever, engage in, assist or have any active interest in a business, located anywhere in the geographic area then served by the Company, or by its subsidiaries or joint ventures or by KCS or its subsidiaries or joint ventures (“Affiliates”), that competes with or engages in the business conducted by the Company or its Affiliates on the date hereof or at any time through the Termination Date.
          (ii) directly or indirectly, either individually, or as a principal, partner, agent, employee, employer, consultant, stockholder, joint venturer, or investor, or as a director or officer of any corporation or association, (1) divert or attempt to divert (by solicitation or otherwise) from the Company or its Affiliates any business with any customer, prospective customer or account of the Company or its Affiliates with which Executive had any contact or association, which was under Executive’s supervision, or the identity of which was learned by Executive as a result of his/her employment with the Company; (2) accept the business of any customer, prospective customer or account of the Company or its Affiliates with whom Executive had any contact or association, which was under Executive’s supervision, or the identity of which was learned by Executive as a result of his/her employment with the Company, whether or not solicited by Executive; or (3) induce, solicit, or cause any employee of the Company or its Affiliates to leave the employ of the Company or its Affiliates.
          (iii) except that these Restrictive Covenants shall not apply in the event of a Change in Control as defined in Paragraph 7(d).
          (b) Executive acknowledges that any breach of the restrictive covenants contained in Paragraph 17(a) (the “Restrictive Covenants”) would cause irreparable injury to the Company or KCS and that its remedy at law would be inadequate and, accordingly, consents to and agrees that temporary and permanent injunctive relief may be granted, without bond, in any proceeding which may be brought to enforce the Restrictive Covenants, without the necessity of proof of actual damage. This right to an injunction shall not prohibit the Company or KCS from pursuing any other remedies available to it including, but not limited to, the recovery of damages. Executive further agrees that the Company or KCS may provide a copy of this Agreement to any prospective employer of Executive that the Company or KCS believes is a competitor.
          (c) If Executive violates the Restrictive Covenants, Executive (i) shall forfeit all right to future benefits under this Agreement; (ii) shall refund to the Company or KCS (as the case may be) any severance and benefits paid by the Company or KCS; (iii) shall pay reasonable attorneys’ fees and all other costs incurred by the Company or KCS as a result of Executive’s breach; and (iv) acknowledges that the Company or KCS may pursue any other remedies available to it as a result of Executive’s breach including, but not limited to, the recovery of damages.
     7. The following new Paragraph 18 is added to the Agreement:
          18. Code Section 409A.
          (a) To extent that the Executive would otherwise be entitled to any payment or benefit under this Agreement that constitutes deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and that if paid during the six months beginning on the date of Executive’s termination of employment would be subject to additional taxes and penalties under Section 409A (“409A Penalties”) because the Executive is a specified employee (within the meaning of Section 409A), then, except to the extent specifically addressed under a separate plan or arrangement of the Company or of KCS, the payment will be paid to the Executive on the earliest of the six-month anniversary of the termination of employment, a change in ownership or effective control of the Company (within the meaning of Section 409A) or the Executive’s death. In addition, any payment or benefit due upon a termination of employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to the Executive only upon a “separation from service” as defined in Treas. Reg. 1.409A-1(h). To the extent applicable, each severance payment made under this Agreement shall be deemed to be a separate payment, and amounts payable under this

Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treas. Reg. 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treas. Reg. 1.409A-1 through 1.409A-6.
          (b) Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
     8. Appendix A to the Agreement is hereby deleted and replaced with the new Appendix A attached hereto.
     Except as otherwise expressly set forth in this Addendum, including Appendix A, the Agreement shall remain unchanged and in full force and effect in accordance with its terms. The Parties acknowledge and agree that effective upon the date of the execution of this Addendum, all rights and obligations of KCS as an employer under the Agreement are fully assigned to the Company and the Company accepts and agrees to assume all such rights and obligations and Executive consents to such assignment; provided, however, any obligations and rights of KCS under the Agreement with respect to plans sponsored by KCS and referenced in the Agreement shall remain obligations and rights of KCS.
     IN WITNESS WHEREOF, the parties have executed this Addendum to Employment Agreement as of the date set forth above, but effective as of January 1, 2009.

EXECUTIVE	THE KANSAS CITY SOUTHERN RAILWAY COMPANY

/s/ Patrick J. Ottensmeyer Patrick J. Ottensmeyer	By: Name:	/s/ John E. Derry John E. Derry
	Title:	Senior Vice President Human Resources

KANSAS CITY SOUTHERN

By: Name:	/s/ Michael R. Haverty Michael R. Haverty
Title:	Chairman & CEO

APPENDIX A
Waiver and Release
In consideration of the benefits described in the Employment Agreement, Executive agrees, for himself/herself, Executive’s heirs, executors, administrators, representatives, successors and assigns and anyone claiming by, through or for Executive, or anyone making a claim on Executive’s behalf (for purposes of this Section, “Executive”), to irrevocably and unconditionally waive, release and forever discharge the Company, and its respective present, past, and future parents, subsidiaries, and affiliated corporations, divisions, affiliates, predecessors, principals, partners, joint venturers, representatives, successors, and assigns, and its past and present owners, directors, officers, employees, stockholders, attorneys, agents, and insurers, and all persons acting by, through, under or in concert with any of them and all other persons, firms and corporations whomsoever (collectively “Released Parties”) from any and all liability, actions, causes of actions, common law claims, statutory claims under local, state or federal law including but not limited to any rights and claims under the Missouri Human Rights Act, the Missouri Service Letter Statute, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act of 1938, the Family & Medical Leave Act of 1993, the Age Discrimination in Employment Act of 1967, the Age Discrimination in Employment Act Amendments of 1990 (sometimes known as the “Older Workers Benefit Protection Act”), the Equal Pay Act of 1963, the Worker Adjustment Retraining Notification Act of 1988, and any amendment thereto, the Federal Employer’s Liability Act; all claims arising from labor protective conditions imposed by the Interstate Commerce Commission or the Surface Transportation Board; all oral or written contract rights, including any rights under an employment agreement, any Company incentive or benefit plan or program, including unvested stock options, and ANY RIGHTS UNDER ANY COLLECTIVE BARGAINING AGREEMENT, INCLUDING ANY SENIORITY RIGHTS, BUMPING RIGHTS AND REINSTATEMENT RIGHTS, RIGHTS TO FILE OR ASSERT A GRIEVANCE OR OTHER COMPLAINT, RIGHTS TO A HEARING (whether before any company official, any system, group, regional or special adjustment board, the National Railroad Adjustment Board, or any other entity), OR RIGHTS TO ARBITRATION UNDER SUCH AGREEMENT; and any claim under any local, state or federal statute, regulation, rule, ordinance or common law, breach of contract claims, breach of any collective bargaining agreement claims, and all demands, damages, expenses, fees (including attorney’s fees, court costs, expert witness fees, etc.), which Executive may now have against the Released Parties and/or have on account of, arising out of, or in connection with all interactions, transactions or contracts, express or implied, between Executive and the Released Parties, including, but not limited to Executive’s employment and the separation thereof, through the date of this Waiver and Release.
Nothing in this Waiver and Release shall limit or impede Executive’s right to file or pursue an administrative charge with, or participate in, any investigation before the Equal Employment Opportunity Commission (“EEOC”), any Federal, State, or Local Agency, or to file a claim for unemployment benefits, and/or any causes of action which by law Executive may not legally waive. Executive agrees, however, that if Executive or anyone on Executive’s behalf, brings any action concerning or related to any cause of action or liability released in this Waiver and Release, Executive waives Executive’s right to, and will not accept, any payments, monies, damages, or other relief, awarded in connection therewith.

THIS MEANS THAT BY SIGNING THIS WAIVER AND RELEASE EXECUTIVE WILL HAVE WAIVED ANY RIGHT EXECUTIVE MAY HAVE TO RECOVER IN A LAWSUIT OR OTHER ACTION AGAINST RELEASED PARTIES, INCLUDING BUT NOT LIMITED TO THE COMPANY, BASED ON ANY ACTIONS OR OMISSIONS MADE BY THE RELEASED PARTIES, INCLUDING BUT NOT LIMITED TO CLAIMS WHICH IN ANY WAY ARISE FROM OR RELATE TO EXECUTIVE’S EMPLOYMENT RELATIONSHIP AND THE SEPARATION OF EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, UP TO THE DATE OF THE SIGNING OF THIS WAIVER AND RELEASE.
ARBITRATION. EXECUTIVE HEREBY WAIVES AND SHALL NOT SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, CLAIM, COUNTERCLAIM, DEFENSE OR OTHER LITIGATION OR DISPUTE UNDER OR IN RESPECT OF THIS WAIVER AND RELEASE. EXECUTIVE AGREES THAT ANY SUCH DISPUTE RELATING TO OR IN RESPECT OF THIS WAIVER AND RELEASE, (OTHER THAN INJUNCTIVE OR EQUITABLE RELIEF WHICH, AT THE COMPANY’S OPTION, MAY BE SOUGHT IN ANY FEDERAL OR STATE COURT HAVING JURISDICTION) SHALL BE SUBMITTED TO, AND RESOLVED EXCLUSIVELY PURSUANT TO ARBITRATION IN ACCORDANCE WITH THE NATIONAL RULES FOR THE RESOLUTION OF EMPLOYMENT DISPUTES OF THE AMERICAN ARBITRATION ASSOCIATION INCLUDING EXPEDITED PROCEDURES FOR EMERGENCY RELIEF WHICH ARE EXPRESSLY ADOPTED HEREIN. SUCH ARBITRATION SHALL TAKE PLACE IN THE KANSAS CITY, MISSOURI METROPOLITAN AREA OR OTHER MUTUALLY AGREEABLE LOCATION AND SHALL BE SUBJECT TO THE SUBSTANTIVE LAWS OF THE STATE OF MISSOURI. DECISIONS PURSUANT TO SUCH ARBITRATION SHALL BE FINAL, CONCLUSIVE AND BINDING ON THE PARTIES. THE PREVAILING PARTY IN ARBITRATION SHALL BE ENTITLED TO RECOVER REASONABLE COSTS AND ATTORNEYS’ FEES FROM THE OTHER PARTY. UPON THE CONCLUSION OF ARBITRATION, THE PARTIES MAY APPLY TO ANY FEDERAL OR STATE COURT HAVING JURISDICTION TO ENFORCE THE DECISION PURSUANT TO SUCH ARBITRATION. EXECUTIVE AND COMPANY SHALL KEEP SUCH ARBITRATION AND ALL RELATED PROCEEDINGS AND AWARDS CONFIDENTIAL, EXCEPT AS DISCLOSURE MAY BE REQUIRED BY LAW, REGULATION OR JUDICIAL PROCESS.
Provisions Required by the Age Discrimination in Employment Act/Older Workers Benefit Protection Act: Executive acknowledges that:
     (a) Executive is specifically releasing any and all claims, whether known or unknown, which are based on the Age Discrimination in Employment Act;
     (b) This Waiver and Release does not waive rights or claims that arise after the date this release is executed;

     (c) Executive has signed this Waiver and Release of Executive’s own free will in exchange for the consideration stated above, which Executive acknowledges constitutes full, fair, reasonable and adequate consideration, to which Executive is not otherwise entitled, for the affirmations, certifications, representations and promises made herein;
     (d) Executive has carefully read and fully understands all the provisions of this Waiver and Release, including subparagraphs (a)-(g) of this Waiver and Release under the heading entitled “Provisions Required by the Age Discrimination in Employment Act/Older Workers Benefit Protection Act,” and that Executive has been afforded at least twenty-one (21) days to consider the terms hereof; Executive agrees that changes made to this Waiver and Release at Executive’s request do not restart the twenty-one (21) day period which Executive has to review this Waiver and Release;
     (e) Executive has been advised in writing by this Waiver and Release that Executive should consult with an attorney prior to executing this Waiver and Release;
     (f) Executive understands and agrees that this Waiver and Release shall not become effective or enforceable until seven (7) calendar days after it is executed by Executive and during that seven (7) day period (the “Revocation Period”) Executive may revoke this Waiver and Release. If Executive wishes to revoke this Waiver and Release, Executive agrees to do so in writing within seven (7) days and deliver such written notice of Executive’s intent to revoke to                                         . If Executive does not timely revoke, this Waiver and Release goes into force and effect on the eighth day following its execution; and
     (g) Executive also understands that should Executive decide to revoke this Waiver and Release within seven (7) days of signing, the Waiver and Release will not be effective and the monies and other consideration which the Company has promised to provide Executive shall not be paid or provided.
I have carefully read this Waiver and Release. I fully understand the contents of the Waiver and Release and the effects thereof; I understand that I have a right to review this Waiver and Release with an attorney of my choice; and I have executed the same of my own free will, without any coercion by the Company, the Released Parties, or any of the Company’s or the Released Parties’ directors, officers, employees, agents or representatives.
[SIGNATURES ON THE FOLLOWING PAGE]

THIS WAIVER AND RELEASE CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.
EXECUTIVE

By:
	Patrick J. Ottensmeyer	Date
Subscribed and sworn to me this                      day of                     , 20                    .

Notary Public
My Commission Expires:

THE COMPANY

By:
Date